EXHIBIT 99.1

Contacts:
Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner
WeissComm Partners, Inc.
(415) 362-5018

PHARMACYCLICS REPORTS FOURTH QUARTER AND
FISCAL 2004 FINANCIAL RESULTS

SUNNYVALE, CA, August 19, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results for its fourth quarter and fiscal year ended June 30, 2004. For the fourth quarter of 2004, Pharmacyclics recorded a net loss of $7.3 million, or $0.38 per share, compared to a net loss of $7.5 million, or $0.46 per share, for the fourth quarter of 2003.

Research and development expenses remained constant at $6.2 million for the fourth quarter 2004 when compared to the fourth quarter of 2003, as the company continued enrolling patients in a randomized pivotal Phase 3 trial evaluating the efficacy and safety of Xcytrin® (motexafin gadolinium) Injection for the treatment of brain metastases in lung cancer patients (the SMART trial).

Pharmacyclics also reported financial results for the fiscal year ended June 30, 2004. The net loss for the fiscal year ended June 30, 2004 was $29.2 million, or $1.71 per share. This compares to a net loss of $28.3 million, or $1.75 per share, for fiscal year 2003.

As of June 30, 2004, the company had cash, cash equivalents and marketable securities totaling $101.4 million. This compares to $87.7 million in cash, cash equivalents and marketable securities as of June 30, 2003. The increase in cash holdings is primarily due to the sale of 3.2 million shares of common stock in the fourth quarter of 2004, which resulted in net proceeds of approximately $39.4 million.

Pharmacyclics projects total operating expenses of between $33 and $35 million for fiscal year 2005. Research and development expenses are expected to be between $27 and $29 million. General and administrative expenses are expected to be approximately $6 million.

"This has been a very productive year for us as we have expanded the potential indications for our lead product candidate, Xcytrin. We announced data demonstrating activity in various types of tumors and initiated multiple clinical trials in a variety of cancers. We made substantial progress in our ongoing clinical trials including our pivotal Phase 3 SMART trial for patients with brain metastases from lung cancer," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "We anticipate completing enrollment in the SMART trial by the end of calendar 2004 and expect to have several presentations at major medical meetings reporting on our ongoing Phase 1 and Phase 2 trials."

Fiscal 2004 Key Highlights and Accomplishments

  Began enrollment in several Phase 1 and Phase 2 clinical trials studying Xcytrin as either a single agent or in combination with chemotherapy.

  Received Fast-Track status from the U.S. Food and Drug Administration for Xcytrin for the treatment of brain metastases in patients suffering from non-small-cell lung cancer.

  Presented preliminary results from an ongoing Phase 2 trial evaluating Xcytrin as a single agent for the treatment of relapsed chronic lymphocytic leukemia (CLL).

  Presented positive interim data from a Phase 1 clinical trial evaluating Xcytrin in combination with concurrent chemoradiation for the treatment of locally advanced head and neck cancer.

  Published neurocognitive function and progression results from the company's first randomized, Phase 3 clinical trial of Xcytrin in combination with whole brain radiation therapy for the treatment of brain metastases in patients with lung cancer in the Journal of Clinical Oncology (JCO).

  Presented preclinical data describing the use of novel compounds, based on the company's texaphyrin technology, for imaging vulnerable atherosclerotic plaque which is believed to be a major cause of heart attacks.

  Published data from the company's Phase 1 clinical trial of Antrin® (motexafin lutetium) Phototherapy, an investigational treatment for atherosclerotic plaque, in the peer reviewed journal Circulation, the official journal of the American Heart Association.

  Completed an underwritten public offering of 3,200,000 shares of common stock at a price of $13.00 per share resulting in net proceeds to the company of approximately $39.4 million.

About Xcytrin
Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin for the treatment of brain metastases in patients with non-small-cell lung cancer. Also, Xcytrin is being evaluated in several Phase 1 and Phase 2 clinical trials to measure its efficacy and safety as a single agent and in combination with chemotherapy and/or radiation therapy for various cancers.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer cells and atherosclerotic plaque. More information about the company, its technology and products can be found on its website at www.pcyc.com. Pharmacyclics®, Xcytrin®, Antrin®, and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about projected operating expenses, enrollment plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "project," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; the fact that data from preclinical studies may not necessarily be indicative of future clinical trial results; unexpected delays in and unanticipated increases in costs of our clinical trials; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its quarterly report on Form 10-Q for the period ended March 31, 2004. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

---FINANCIALS ATTACHED---

Pharmacyclics, Inc.
(a development stage enterprise)
Condensed Statements of Operations
(unaudited) (in thousands, except per share data)

                                               Three Months Ended  Twelve Months Ende
                                                   June 30,            June 30,
                                              ------------------  ------------------
                                                2004      2003      2004      2003
                                              --------  --------  --------  --------
Operating expenses:
     Research and development .............. $  6,234  $  6,246  $ 24,447  $ 23,912

     General and administrative ............    1,401     1,610     5,843     6,167
                                              --------  --------  --------  --------
            Total operating expenses .......    7,635     7,856    30,290    30,079
                                              --------  --------  --------  --------
Loss from operations .......................   (7,635)   (7,856)  (30,290)  (30,079)

Interest and other income, net .............      363       330     1,125     1,781
                                              --------  --------  --------  --------
Net loss ................................... $ (7,272) $ (7,526) $(29,165) $(28,298)
                                              ========  ========  ========  ========

Basic and diluted net loss per share ....... $  (0.38) $  (0.46) $  (1.71) $  (1.75)
                                              ========  ========  ========  ========
Shares used to compute basic and
    diluted net loss per share .............   19,389    16,222    17,064    16,205
                                              ========  ========  ========  ========

Condensed Balance Sheets
(unaudited, in thousands)

                                                             June 30,       June 30,
                                                               2004           2003
                                                            -----------  -----------
   Assets
     Cash, cash equivalents and marketable securities .... $   101,418  $    87,735

     Other current assets ................................       1,429        1,339
                                                            -----------  -----------
          Total current assets ...........................     102,847       89,074

     Property and equipment, net .........................       1,293        2,206

     Other noncurrent assets .............................         527          573
                                                            -----------  -----------
                                                           $   104,667  $    91,853
                                                            ===========  ===========
   Liabilities and stockholders' equity
     Current liabilities ................................. $     4,294  $     2,408

     Long-term obligations ...............................          85           35

     Stockholders' equity ................................     100,288       89,410
                                                            -----------  -----------
                                                           $   104,667  $    91,853
                                                            ===========  ===========

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